Lazar Levine & Felix LLP
CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS

December 12, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: EZ2 Companies, Inc.

We were previously the Independent Registered Public Accountants for EZ2 Companies, Inc. and, under the date of April 20, 2005, we reported on the financial statements of EZ2 Companies, Inc. as of and for the year ended December 31, 2004. On November 28, 2005, we resigned. We have read EZ2 Companies, Inc. statements included under Item 4 of its Form 8-K dated December 9, 2005 and we agree with such statements.

Very truly yours,

Lazar Levine & Felix LLP

Lazar Levine & Felix LLP

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